As filed with the Securities and Exchange Commission on September 20, 2000

                      Registration Statement No. 333-85011


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      POST-EFFECTIVE AMENDMENT TO FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 STRATABASE.COM
                 (Name of Small Business Issuer in its Charter)


   Nevada                             737                          88-0414964
(State or jurisdiction           (Primary Standard              (I.R.S. Employer
 of incorporation or                Industrial                   Identification
    organization)               Classification Code                    No.)
                                     Number)


 34314 Marshall Road, Suite 203, Abbotsford, B.C. V2S1L2, Canada (604) 504-5811
 ------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

Approximate date of commencement of proposed sale to the public: Not applicable.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

            Title                                                              Proposed maximum       Proposed maximum
of each class of securities                                  Price per             offering          aggregate amount of
         registered               Amount registered        security (1)       offering price (1)      registration fee
         ----------               -----------------        ------------       ------------------      ----------------
          Units (2)                800,000 units               $.50                $400,000                $121.20
      Common Stock (3)              800,000 shares             $1.00               $800,000                $242.40
      Common Stock (3)              800,000 shares             $3.00              $2,400,000               $727.20
      Common Stock (3)              800,000 shares             $5.00              $4,000,000              $1,212.00
    Class A warrants (4)            800,000 warrants            -0-                  -0-                     -0-
    Class B warrants (4)            800,000 warrants            -0-                  -0-                     -0-
    Class C warrants (4)            800,000 warrants            -0-                  -0-                     -0-
                                                                            ----------------------- ----------------------
                                                                            ----------------------- ----------------------

            Total                                                                 $7,600,000              $2,302.80 (5)
                                                                                   =========               ========

     (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) based on a bona fide estimate of the maximum offering price.

     (2) Consists of one share of common stock at $.001 par value, and one Class A, one Class B and one Class C warrant, each exercisable to purchase one share of common stock.

     (3) Issuable upon exercise of the Class A, Class B or Class C warrants, respectively.

     (4) The maximum number of Class A, Class B or Class C redeemable purchase warrants (a maximum of 800,000 warrants of each class) contained in the units.

     (5) The registration fee was previously paid by the Registrant in connection with the Form SB-2, Registration Statement No. 333-85011.


The Registrant has not assigned a value to the warrants.

                                   PROSPECTUS

                                 STRATABASE.COM

               (800,000 Unit Offering Closed on February 7, 2000)

                    2,400,000 Shares of Common Stock Issuable

           Upon Exercise of Warrants issued under the Closed Offering

On February 7, 2000 we closed the offering of 800,000 units of our common stock and Class A, Class B and Class C warrants to purchase our common stock.

The purpose of this Prospectus is to enable the holders of the warrants to exercise their rights under the warrants to purchase our common stock if they so desire.

This Post-Effective Amendment to Form SB-2 amends the Registrant's Registration Statement on Form SB-2, as previously amended, declared effective on November 10, 1999 (the "Registration Statement"), with respect to the sale of 800,000 units, each consisting of: (i) one share of common stock, (ii) one Class A Warrant to purchase one share of common stock at $1.00 per share, (iii) one Class B Warrant to purchase one share of common stock at $3.00 per share, and
(iv) one Class C Warrant to purchase one share of common stock at $5.00 per share. There are a total of 2,400,000 warrants outstanding and exercisable for 2,400,000 shares of common stock. The aggregate exercise price of all our warrants is $7,200,000.

You may exercise the warrants until the following dates, unless extended by the company:

                  Class A Warrants                   January 7, 2001
                  Class B Warrants                   February 7, 2001
                  Class C Warrants                   May 7, 2001

The Company participates in the OTC Bulletin board, an electronic quotation service for securities not traded on an established securities exchange. Our common stock trades on the OTC Bulletin Board under the trading symbol "SBSF". On September ___, 2000, the closing price of our common stock as reported on the OTC Bulletin board was $_______.

See "Risk Factors" beginning on page 3 for a discussion of facts you should consider before exercising your rights under the warrants to purchase common stock.

Neither the United States Securities and Exchange Commission nor any state securities commission, including the British Columbia Securities Commission, has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         We closed upon the offering of the units directly to you without the assistance of an underwriter and do not intend to use an underwriter in connection with the exercise of the warrants. We will receive all the proceeds from the exercise of the warrants, less offering expenses consisting of legal and accounting fees which we are obligated to pay whether or not you exercise the warrants.

                                                         ---------------------

               The date of this Prospectus is September __, 2000.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY ........................................................    1

RISK FACTORS ..............................................................    3

USE OF PROCEEDS ...........................................................   12

DETERMINATION OF UNITS, COMMON STOCK AND

WARRANT EXERCISE PRICES ...................................................   12

DILUTION ..................................................................   12

PLAN OF DISTRIBUTION ......................................................   12

LEGAL PROCEEDINGS .........................................................   12

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS .........................   13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT ............................................................   14

DESCRIPTION OF SECURITIES .................................................   15

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ............................   16

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES ............................................   17

INTERESTS OF NAMED EXPERTS AND COUNSEL ....................................   18

ORGANIZATION WITHIN THE LAST FIVE YEARS ...................................   18

DESCRIPTION OF OUR BUSINESS ...............................................   18

DESCRIPTION OF PROPERTY ...................................................   24

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS .......................................   24

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS .................   26

EXECUTIVE COMPENSATION ....................................................   27

FINANCIAL STATEMENTS ......................................................   29

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURES ......................................   30

LEGAL MATTERS .............................................................   30

EXPERTS ...................................................................   30

ADDITIONAL INFORMATION ....................................................   30

                               PROSPECTUS SUMMARY

We have prepared this summary to assist you in your review of this document. This summary highlights what we believe are the significant aspects of our business. However, this summary does not include all of the information in this document that may be important to you. This summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information, appearing elsewhere in this prospectus. You should carefully read this entire document, including the specific risks described in the "RISK FACTORS" section beginning on page 3 and the financial statements including the notes. For more information about the Company, see "ADDITIONAL INFORMATION.

Stratabase.com

Stratabase was incorporated under the laws of the State of Nevada on November 18, 1998 and commenced operations in January 1999. Our offices are located at 34314 Marshall Road, Suite 203 Abbotsford, B.C., V2S.1L2, Canada. The telephone number is (604) 504-5811.

We develop open-source Customer Relationship Management (CRM) software for our clients and for general distribution. In turn we provide our clients with web-based marketing communications services (which fall within the category of CRM) which utilize our software. "Open source" refers to software whose source code is open and freely distributed.

Our open-source CRM software is web-based software designed to carry out, track, report, and manage large-scale custom email communications campaigns. The source code is open and freely distributed, and available over the internet to anyone who wants to download it.

The release of our internal CRM software represented a turning point in our development. Previously, our CRM software was proprietary custom-software and not available to the public. It was meant to support the web-based marketing communications campaigns we carried out on behalf of our clients. However, as our internal programming and networking capabilities developed, we decided to release the source code of our software. We believe that by making our open source CRM software freely available to anyone who wants to use it, we may attract more users which in turn could lead to more service contracts for us.

We realize there is substantial risk in developing open-source software because the revenue potential is as yet unproven. The revenue which we have realized thus far has been from the provision of web-based marketing communications services (which fall within the category of CRM) to our clients. We intend to continue to offer these services to our clients, as that is our only substantial source of revenue.

The technology on which our software is built is also open source. The source code itself is written in PHP, an open source programming language. Our software is designed therefore to run most optimally on servers running the Apache web server and the Linux operating system, and utilizing MySQL. It is designed for use over the internet, using a standard web browser.

The Initial Offering

On November 10, 1999, we commenced a public offering of 800,000 units, each consisting of: (i) one share of common stock, (ii) one Class A redeemable common stock purchase warrant which entitles the holder to purchase one share of common stock at $1.00 per share, (iii) one Class B redeemable common stock purchase warrant which entitles the holder to purchase one share of common stock at $3.00 per share, and (iv) one Class C redeemable common stock purchase warrant which entitles the holder to purchase one share of common stock at $5.00 per share, for periods of six months, 12 months and 18 months, respectively, commencing on November 10, 1999. As the result of a public offering of our common stock and warrants, we realized proceeds of $400,000. The proceeds were released from escrow to us upon closing of the offering on February 7, 2000. On April 2, 2000, due to the time constraints of our registration process and market conditions, the Board of Directors of the company extended the date until which the Class A warrants may be exercised until October 7, 2000. This date has since been extended by the Board of Directors to January 7, 2001 in order to give investors sufficient time in which to exercise their Class A warrants. For the same reason, the Board of Directors has also extended the date of the Class B Warrants from November 10, 2000 to February 7, 2001. If the warrants are not exercised by the warrant holders, we may need to raise additional funds in the future in order to fund more rapid expansion, to develop new or enhanced services, to respond to competitive pressures or to acquire complementary businesses, technologies or services. See "Description of Securities".

Use of Proceeds from Exercise of the Warrants

As of this date all of the 2,400,000 warrants remain issued and outstanding. If all of the warrants are exercised we will receive gross proceeds as follows, less legal and accounting expenses which we are obligated to pay in order to maintain the effectiveness of our Registration Statement and this prospectus:

       800,000 Class A Warrants at $1.00 per share                              $ 800,000
       800,000 Class B Warrants at $3.00 per share                              2,400,000
       800,000 Class C Warrants at $5.00 per share                              4,000,000
                                                                                ---------

       .........Total                                                          $7,200,000
                                                                                =========

The proceeds from the exercise of the warrants will be used for working capital and other general corporate purposes. See "Use of Proceeds".

Summary of Financial Data

You should read the following financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to the financial statements found elsewhere in this prospectus. We have derived the summary of operating data for the year ended December 31, 1999 and the six months ended June 30, 2000, and the summary of balance sheets as of the same dates from our audited financial statements found elsewhere in this prospectus. To arrive at the net loss per share of common stock in the summary of operating data, we used the weighted average of the shares outstanding during the year ended December 31, 1999 and six-months ended and June 30, 2000, respectively. To compute the book value per share of common stock found in the summary of balance sheet data, we used 5,543,772 and 6,353,772 shares as the amounts outstanding as of December 31, 1999 and June 30, 2000, respectively.

                                         Year ended                Six-months ended
                                       December 31, 1999               June 30,

Summary of Operating Data:                                     2000             1999
-------------------------                                      ----             ----

Revenues .........................        $  41,813         $ 360,164         $   6,709
Net Loss .........................        $(218,108)        $ (97,925)        $ (67,512)
Net Loss per share of common stock        $   (0.04)        $   (0.02)        $   (0.02)

                                     December 31, 1999      June 30, 2000
Summary of Balance Sheet Data:           (audited)           (audited)
-------------------------------          --------             --------

Working Capital .................        $ (9,704)            $259,566
Property and Equipment, net .....        $ 27,676             $ 55,404
Other Assets ....................        $      0             $  7,145
Total Liabilities ...............        $ 49,537             $ 96,633
Shareholders' Equity ............        $ 17,972             $322,115
Shareholders' Equity Per Share of
Common Stock ....................        $   0.00             $   0.05

                                  RISK FACTORS

In addition to the other information specified in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and our business before exercising any of the warrants. An exercise of the warrants is speculative in nature and involves numerous risks. No exercise of the units should be made by any person who cannot afford to lose the entire amount of such investment.

THIS PROSPECTUS SPECIFIES FORWARD-LOOKING STAEMENTS THAT INVOLVE RISKS AND UNCERTAINIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A REUSLT OF CERTAIN FACTORS, INCLUDING THOSE SPECIFIFED IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS MUST BE PREPARED FOR THE POSSIBLE LOSS OF THEIR ENTIRE INVESTMENTS IN THE COMPANY. THE ORDER IN WHICH THE FOLLOWING RISK FACTORS ARE PRESENTED IS ARBITRARY, AND SHOULD NOT CONCLUDE, BECAUSE OF THE ORDER OF PRESENTATION OF THE FOLLOWING RISK FACTORS, THAT ONE RISK FACTOR IS MORE SIGNIFICANT THAN THE OTHER RISK FACTORS.

Information specified in this Prospectus contains "forward looking statements" which can be identified by the use of forward-looking terminology such as "believes", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or the negative thereof or other variations thereon or comparable terminology. Such statements are subject to certain risks, uncertainties and assumptions. No assurances can be given that the future results anticipated by the forward looking statements will be achieved. Factors that could cause actual results to differ materially from our expectations include changes in general economic conditions, competition, changes in technology and technical obsolesce. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.

We have limited resources, have sustained losses since our inception and expect to continue to do so.

As of June 30, 2000, we had working capital of $259,566 and incurred losses since inception totaling approximately $316,000. Since we are emerging from the developmental stage and have no share of the internet market, we may incur losses for a long time.

We have a short operating history upon which you can judge our prospects.

We were organized in November 1998 and thus have limited operating history and limited operating revenues. In order to be successful, we must continue to sell web-based marketing and communications services which utilize our software.

Specifically, as an early stage entity in the rapidly evolving market for Customer Relationship Management software and services, we will face numerous risks and uncertainties including our ability to:

o    anticipate and adapt to changing Internet technologies;
o    generate significant revenues from the provision of our services;
o    develop a sales force;
o    implement sales and marketing initiatives;
o    offer compelling and effective services and software;
o    attract, retain and motivate qualified personnel;
o    respond and adjust to actions taken by competitors;
o    build operations and technical infrastructure to effectively manage growth;
     and
o    integrate new technologies and services.

We have a major task ahead of us and may not be successful in achieving our goals.

We need to grow and manage our growth to become profitable.

If we do not grow, we will probably not become profitable. However, if we grow, develop and increase the size of our business, the demands on our operational systems will also increase. We will be required to further develop our operational and financial systems and managerial controls and procedures. We will also then need to expand, train and manage a team of staff. We do not currently have the resources for this type of expansion and may not be successful in our expansion efforts. Accordingly, we will limit or even entirely negate our chances to be profitable if we do not grow or if we cannot manage our growth.

There are conflicts of interest between our business and Mr. Coombes.

Since Mr. Coombes, our Vice President of Corporate Development, is active in other unrelated businesses, he will not be able to devote his full-time to our affairs. He plans to continue these activities, which may cause conflicts of interest with our business in terms of time and business opportunities. These conflicts may not be resolved in our favor. Our business may be hurt if these conflicts are not resolved in our favor.

If we lose the services of our officers, our chances of success will be diminished.

We are heavily dependent on the efforts of our officers, especially our Chairman of the Board, President, CEO, Treasurer and Secretary, Mr. Newton. The loss of the services of any of our employees or officers, especially Mr. Newton or Mr. Coombes, would be devastating to our plans and significantly diminish our chances of success. Currently, we do not have any employment agreements with any of our officers, and we do not have key man insurance coverage on Mr. Newton or Mr. Coombes.

Risks related to open source software business models.

The market for open source Customer Relationship Management software is still developing, and open source software business models are unproven.

The markets for our services have only recently begun to develop. Demand and market acceptance for software developed under the open source development model and services relating to these products are subject to a high level of uncertainty and risk. Few open source software products have gained widespread commercial acceptance. If open source software and the services which run on open source software should fail to gain widespread commercial acceptance, our business, operating results and financial condition would be materially adversely affected.

Open source software distribution does not generate revenues.

Our software is available over the Internet without cost to the user. Therefore, we will not derive any revenue from the use of our software.

Risks related to our financial results and condition.

We have a limited operating history and are subject to risks frequently encountered by early stage companies.

Stratabase was founded in November 1998. We began offering Customer Relationship Management services in the form of web-based marketing communications which run on our internally developed software in October 1999. We have a relatively limited operating history upon which you can evaluate our business and prospects. You must consider our prospects in light of the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets.

We expect to incur substantial losses in the future.

We have incurred substantial losses since our inception. We expect our expenses relating to sales and marketing, research and development and administration, to increase in the immediate future. As a result, we expect to incur significant losses for the foreseeable future and cannot be certain when or if we will achieve profitability. Failure to become and remain profitable within the timeframe expected by investors may adversely affect the market price of our common stock and our ability to raise capital and continue operations.

Our quarterly results of operations may fluctuate significantly and are difficult to forecast.

Due to our limited operating history and the unpredictability of our industry, our revenue and net income (loss) may fluctuate significantly from quarter to quarter and are difficult to forecast. Many of our expenses are fixed in the short term. We may not be able to adjust our spending quickly if our revenue falls short of our expectations. Accordingly, a revenue shortfall in a particular quarter would have a disproportionate adverse effect on our net income (loss) for that quarter. Further, we may make administrative, marketing, acquisition or financing decisions that could adversely affect our business, operating results and financial condition.

Our quarterly operating results will fluctuate for many reasons, including:

- our ability to retain existing customers, attract new customers and satisfy our customers' demand;
-    changes in gross margins of our current and future services;
-    the timing of the release of upgraded versions of our software;
-    introduction of new software and services by us or our competitors;
-    changes in the market acceptance of open source software solutions;
-    changes in the usage of the Internet and online services;
-    the effects of any acquisitions or other business  combinations,  including
     one-time  charges,   goodwill  amortization  and  integration  expenses  or
     operational difficulties; and
- technical difficulties or system downtime affecting the Internet or our website.

For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance. Our future operating results may fall below expectations of securities analysts or investors, which would likely cause the trading price of our common stock to decline significantly.

We have experienced rapid growth, which has placed a significant strain on our resources.

Since January 1, 2000 we have experienced a period of growth and expansion which has placed, and continues to place, demands on our resources. Our total revenue increased during the last fiscal year, and from January 1, 2000 to July 31, 2000, the number of employees increased from 4 to 15. We expect future growth, if any, to place further demands on our operational and financial resources.

To accommodate our anticipated growth we must:

-    improve  existing   operational  and  financial  systems,   procedures  and
     controls;
- hire, train and manage additional qualified personnel, including sales and marketing, professional services and software engineering and development personnel; and
- effectively manage multiple relationships with our customers, suppliers and other third parties.

We may not be able to install and implement adequate operational and financial systems, procedures and controls in an efficient and timely manner, and our current or planned systems, procedures and controls may not be adequate to support our future operations. The difficulties associated with installing and implementing these new systems, procedures and controls may place a significant burden on our management and our internal resources. If we are unable to manage growth effectively it could have a material adverse effect on our business, operating results and financial condition.

We face intense competition from established software developers and Customer Relationship Management service providers.

The market for Customer Relationship Management (CRM) software and the services which run on CRM software is intensely competitive and rapidly changing. We face significant competition from larger companies with greater financial resources and name recognition than we have. These competitors include Siebel Systems, SAP, Broadbase, E.piphany, Kana Communications, Aprimo, MarketFirst, PrimeResponse, Recognition Systems, and dozens of others, all of whom have significantly greater financial resources and offer more advanced software tools than we do. If we are not able to compete successfully with current or future competitors, our business, operating results and financial condition will be materially adversely affected.

We face intense competition from other software and service suppliers, and new competitors may enter our markets easily.

The market for Customer Relationship Management software and services is new, rapidly evolving and intensely competitive. We expect competition to persist and intensify in the future. We estimate that there are currently over 300 private and public suppliers of Customer Relationship Management software solutions worldwide and expect this number to grow. In addition, there are a number of companies with large customer bases and greater financial resources and name recognition, such as Oracle and Microsoft, which have indicated a growing interest in the market for Customer Relationship Management software systems and services. These companies may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies, and offer more attractive terms to their customers than we can.

Furthermore, because our software is open source software (i.e., it can be downloaded from the Internet for free and modified and re-distributed with few restrictions) traditional barriers to entry are minimal. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. These companies may be able to leverage their existing service organizations and provide higher levels of support on a more cost-effective basis than we can. If we are not able to compete successfully with current or future competitors, our business, operating results and financial condition will be materially adversely affected.

We may not succeed in the expansion of our services.

Our strategic focus is on selling web-based marketing communications services which utilize our open source software. Historically, this is where we have derived virtually all of our revenue. Since we give away our software for free, it is unlikely that we will ever make any revenues from the sale of it. We cannot be certain that our customers will continue to engage our services. We also cannot be certain that we can attract or retain a sufficient number of the highly qualified services personnel that the expansion of our business will need. In addition, this expansion has required, and will continue to require, significant additional expenses and development, financial and operational resources. These additional resources will place further demands on our financial and operational resources and may make it more difficult for us to achieve and maintain profitability.

We may enter into business combinations and strategic alliances which will present us with additional challenges.

We may expand our operations or market presence by entering into business combinations, investments, joint ventures or other strategic alliances with other companies. These transactions create risks such as:

- difficulty assimilating the operations, technology and personnel of the combined companies;
-    disruption of our ongoing business;
-    problems retaining key technical and managerial personnel;
- one-time in-process research and development charges and ongoing expenses associated with amortization of goodwill and other purchased intangible assets;
-    potential dilution to our stockholders;
- additional operating losses and expenses of acquired businesses; and - impairment of relationships with existing employees, customers and business partners.

Our inability to address these risks could have a material adverse effect on our business, operating results and financial condition.

Competition for skilled technical personnel in our industry is intense.

Our future performance also depends upon our ability to attract and retain highly qualified programming, technical, sales, marketing and managerial personnel. There is intense competition for skilled personnel, particularly in the field of software engineering. If we do not succeed in retaining our personnel or in attracting new employees, our business could suffer significantly.

In order to keep up with technological advances, we may have to incur additional costs to modify services or infrastructure.

Our market is characterized by rapidly changing technologies, evolving industry standards, frequent new service introductions and changing customer demands. To be successful, we must adapt to a rapidly evolving market by continually enhancing our infrastructure, content, information and services to fulfill our users' needs. We could incur additional costs if it becomes necessary to modify services or infrastructure in order to adapt to these or other changes affecting providers of Internet services. Our business, results of operations and financial condition could be materially adversely affected if we incur significant costs to adapt, or if we cannot adapt, to these changes.

If we do not develop an effective sales force, we may not generate significant revenues or become profitable.

We currently have a small sales team consisting of three individuals. In order to grow, we must develop a larger sales team. Our ability to do so successfully involves a number of factors. They include the competition in hiring and retaining sales personnel, our ability to integrate and motivate sales personnel and the length of time it takes for new sales personnel to become effective.

Our failure to develop and maintain an effective sales team would have a negative effect upon our business prospects.

Any revenues received in Canadian dollars would decrease in value because of the unfavorable currency exchange rate.

Although we are a Nevada corporation, our operations are located in Canada. Accordingly, most of our revenues may be in Canadian dollars. In recent years, the currency exchange rate of the Canadian dollar into the US dollar has steadily dropped. This trend is likely to continue. The continued lowering of the value of the Canadian dollar vis-a-vis the US dollar may have a materially adverse effect on our business, results of operations and financial condition.

Management and principal shareholders have complete control over our company and investors may not have an effective voice in the management of our company.

Our current management and principal shareholders own approximately 82.12% of the outstanding shares of our common stock. Accordingly, they are able to control the management policies and conduct of our business. In addition, if management and the principal shareholders exercise all of their options to acquire our common stock, they could own an additional 820,000 shares of our Common stock, or 84.17% of all of outstanding common Stock.

Shares eligible for sale after the exercise of warrants could negatively affect our stock prices.

The prevailing market price of our common stock could be adversely affected upon the exercise of the warrants for shares of common stock and subsequent sale of those shares in the public market, or the perception that these sales may occur.

The exercise of the warrants will result in immediate dilution to our existing shareholders.

The exercise of the warrants which are the subject of this prospectus will result in immediate dilution to our current shareholders. See "Dilution."

We determined our own unit prices and the exercise prices for the warrants.

On our own, we determined the initial public offering price of the units, as well as the exercise price of the warrants using a number of factors. We considered our financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in activities similar to ours and the general conditions of the securities market. They are not predictive of the market price for the units, common stock or the redeemable purchase warrants in the trading market. You should be aware that the market price of our common stock may decline below the initial public offering price and the exercise price of the warrants. The stock market has experienced extreme price and volume fluctuations especially the securities of Internet related companies.

Our securities are referred to as "penny stocks" which are not perceived favorably in the market place.

The SEC has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must:

o    make  a  special  suitability   determination  for  the  purchase  of  such
     securities;

o have received the purchaser's written consent to the transaction prior to the purchase;

o deliver to the purchaser, prior to the transaction, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market;

o disclose to the purchaser the commission payable to the broker-dealer and the registered representative;

o    provide the purchaser with current quotations for the securities;

o if he is the sole market maker, disclose that fact to the purchaser and his presumed control over the market; and

o provide the purchaser with monthly statements disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our securities in the secondary market, if one is formed.

Our management has broad discretion over the use of the proceeds raised in connection with the exercise of the warrants.

We intend to use all of the net proceeds from the exercise of the warrants, if any, for working capital and general corporate purposes. Accordingly, our management will have broad discretion as to the application of such proceeds. In this regard, a portion of the funds allocated to working capital will be utilized to pay the salaries of our officers and you do not know if, when or how often their salaries will be increased. We do not plan to enter into employment contracts with our officers at this time. Accordingly, their salary increases, if any, cannot be predicted.

You cannot exercise the warrants if we do not have a current prospectus.

The warrants are exercisable only if a current prospectus is then in effect, and only if the underlying shares are qualified for sale under applicable state securities laws of the states in which the redeemable purchase warrant holders reside. As of the date of this prospectus, our common stock and warrants have been qualified in the State of New York only. Accordingly, residents of only New York (or non-U.S. residents) can currently exercise warrants.

Our redemption of the warrants may force holders to make an investment decision before they are ready.

The warrants are subject to redemption, and if we decide to redeem the warrants, holders will lose their rights to purchase shares of common stock issuable upon exercise unless the warrants are exercised before they are redeemed. Holders may be forced to make an investment decision regarding their warrants before they are ready to do so if we send a notice of redemption. Although it is not our intention to do so, we can send the notice when our prospectus is not current. Holders would then not be able to exercise the warrants even if they desired to do so.

Risks relating to legal uncertainty.

Our software may contain defects that may harm our reputation, be costly to correct, delay revenue and expose us to litigation.

Despite testing by us and our customers, errors may be found in our software after commencement of distribution. If errors are discovered, we may not be able to successfully correct them in a timely manner or at all. Errors and failures in our software could result in a loss of, or delay in, market acceptance of our software and the associated services that we sell to our customers and could damage our reputation and our ability to convince users of the benefits of our software. In addition, we may need to make significant expenditures of capital resources in order to eliminate errors and failures. If our software fails, our customers' systems may fail and they may assert claims for substantial damages against us. In addition, our insurance policies may not adequately limit our exposure with respect to this type of claim. A software liability claim, even if unsuccessful, could be costly and time consuming. Claims related to the occurrence or discovery of these types of errors or failures could have a material adverse effect on our business, operating results and financial condition.

Failure to protect our trademarks could harm our brand building efforts and our ability to compete effectively.

We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our trademark rights. We have begun the registration process of our trademarks "Stratabase.com" and "Utarget.com" in the United States but this is not yet complete, nor do we have any assurances that the trademark applications will be successful. Failure to adequately protect our trademark rights could harm or even destroy the Stratabase.com brand and impair our ability to compete effectively. Furthermore, defending or enforcing our trademark rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, operating results and financial condition.

We may be sued as a result of information retrieved from our web site.

We may be subjected to claims for defamation, negligence, copyright or trademark infringement or other claims relating to the information we publish on our website. These types of claims have been brought, sometimes successfully, against online services in the past. We could also be subjected to claims based on content that is accessible from our website through links to other websites or through content and materials that may be posted by visitors to our website. Our insurance may not adequately protect us against these types of claims.

                                 USE OF PROCEEDS

If all of the warrants are exercised we will receive $7,200,000 of gross proceeds as follows:

         800,000 Class A Warrants at $1.00 per share          $  800,000
         800,000 Class B Warrants at $3.00 per share           2,400,000
         800,000 Class C Warrants at $5.00 per share           4,000,000
                                                               ---------

                  Total                                       $7,200,000
                                                               =========

All of the proceeds from the exercise of the warrants will be used for working capital and other general corporate purposes, including the legal and accounting costs necessary to keep this prospectus current.

        DETERMINATION OF UNITS, COMMON STOCK AND WARRANT EXERCISE PRICES

On our own, we have arbitrarily determined the exercise prices of the warrants (and the public offering price of the units) based upon various considerations including our financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in activities similar to ours, the general conditions of the securities market and the perceived reception of the offering price and exercise prices by potential investors. The public offering price and the exercise prices do not bear any relationship to assets, book value or any other traditionally recognized indications of value. There is no public market for any of our securities and we are not certain that an active trading market for our securities will develop or be sustained. The factors we used in pricing the units, common stock and warrants are not predictive of the market price for the units, common stock or the warrants should one develop. You should be aware that the market price of our common stock may decline below the exercise prices of the warrants.

                                    DILUTION

The dilutive effect of the issuance of the warrants by the Company and the exercise of the warrants by the warrantholders was described in the prospectus dated November 1999 registering the warrants.

                              PLAN OF DISTRIBUTION

Not Applicable.

                                LEGAL PROCEEDINGS

We are not involved in any pending litigation, nor are we aware of any pending or contemplated proceedings against us. We know of no legal proceedings pending or threatened, or judgments entered against any of our directors or officers in their capacity as such.

                DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

The following sets forth the names and ages of our directors and executive officers.

             Name                     Age            Position

             Trevor Newton            31             Chairman  of the  Board  of  Directors,  Chief
                                                     Operating  and Executive  Officer,  President,
                                                     Secretary and Treasurer.

             Fred Coombes             46             Vice  President of Corporate  Development  and
             John Tarves              45             Director

TREVOR NEWTON, since our incorporation to the present, has been our Chairman of the Board of Directors, Chief Operating and Executive Officer, President, Secretary and Treasurer. From June, 1993 through August 1994, Mr. Newton was employed as a Statistical Analyst with the British Columbia Gas Co. Thereafter, from August 1994 until December 1995, Mr. Newton taught Economics and Statistics at the University College of Fraser Valley. From February 1996 until October 1996, Mr. Newton was a registered representative with Global Resource Investment, a broker-dealer located in Southern California. From October 1996 until September 1999, Mr. Newton co-founded and ran Stockscape.com, a publicly traded producer of a financial website which has published dozens of financial newsletters and delivered financial information, such as stock quotes and news, to its users 24 hours a day. His responsibilities at Stockscape.com included the overseeing of all aspects of operations such as programming, content development, technical infrastructure and marketing.

FRED COOMBES, since our incorporation to the present, has been one of our Directors and since January 20, 1999 to the present, our Vice-President of Corporate Development. Since 1987 to the present, Mr. Coombes has also acted as the President of Co-ab Marketing, Ltd., an investor and corporate relations firm, and since October 1995, as President and Director of Yuma Copper Corp., a mineral exploration firm. In addition, Mr. Coombes has been retained as an outside investor relations consultant to the NBG Radio Network. Presently, he devotes minimal time to our affairs. Mr. Coombes, who plans on continuing with his other outside responsibilities, will devote as much time to our affairs as he deems necessary for it to achieve its goals. There can be no assurance that any conflicts of interest that may arise from these outside activities will be resolved in our favor.

JOHN TARVES has been one of our Directors since our incorporation. Since 1979, Mr. Tarves has been a secondary school teacher in the Chichester School District in Boothwyn, Pennsylvania. He is a member of the school district's Technology Leadership Team and has initiated an Internet usage program in the classroom. Mr. Tarves has a B.A. degree from St. Francis College (Loretto, Pennsylvania) and an M.A. degree from Fairfield University (Fairfield, Connecticut.).

Our directors have been elected to serve until the next annual meeting of stockholders and until their successor(s) have been elected and qualified, or until death, resignation or removal.

                          SECURITY OWNERSHIP OF CERTAIN

                        BENEFICIAL OWNERS AND MANAGEMENT

The following provides the names and addresses of (i) each person known to us to beneficially own more than 5% of our outstanding shares of common stock; (ii) each of our officers and directors; and (iii) all of our officers and directors as a group. Except as otherwise indicated, all shares are owned directly.

The percentage provided in the percent of class column is based on 6,353,772 shares of common stock issued and outstanding as of September 1, 2000, plus 876,000 vested stock options to purchase our common stock at $.50 per share.

      Officers, Directors,
         5% Shareholder                         No. of Shares                  Beneficial Ownership

Trevor Newton                                   2,710,400        (1)                  37.49%
c/o Stratabase.com
34314 Marshall Road
Abbotsford, B.C.
V25 112 Canada

Mary Martin                                     1,352,072        (2)                  18.70%
248 West Park Avenue
Long Beach, NY 11561

Fred Coombes                                    1,042,300        (3)                  14.42%
c/o Stratabase.com
34314 Marshall Road
Abbotsford, B.C.
V25 112 Canada

John Tarves                                        25,000                          Less than 2%
c/o Stratabase.com
34314 Marshall Road
Abbotsford, B.C.
V25 112 Canada

New Horizons LP (4)                               900,000                             12.45%
248 West Park Avenue
Long Beach, NY  1151

All   Directors   and   executive
officers as a Group (3 persons) (5)
                                                3,777,700  (1)(2)(3)                  52.25%

The 2,400,000 warrants to purchase our common stock which are the subject of this Prospectus are not included in the numbers above.

(1) Includes 400,000 options to purchase common stock at $0.50 per share, all of which are vested.
(2) Includes 70,000 options to purchase common stock at $0.50 per share, all of which are vested. The number indicated above does not include the shares owned by New Horizons LP, all of which Ms. Martin disclaims beneficial ownership.
(3) Includes 350,000 options to purchase common stock at $0.50 per share, all of which are vested, and 30,000 shares of common stock owned by Mr. Coombes' daughters, Candice Coombes, Mackenzie Coombes and Carley Coombes.
(4) The general partner and a minority limited partner of New Horizons LP is Joe MacDonald, who is married to Mary Martin.
(5)  These shares are attributed to Trevor Newton, Fred Coombes and John Tarves.

The persons or entities named in this table, based upon the information they have provided to us, have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

The persons or entities named in this table, based upon the information they have provided to us, have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

                            DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 25,000,000 shares of common stock, $.001 par value. If there are differences between the following summary description of our common stock and our amended certificate of incorporation and by-laws, the information contained in our amended certificate of incorporation and by-laws is controlling.

Our shareholders are not given cumulative voting rights in electing board members. Accordingly, minority shareholders may not have any representation. Holders of common stock: (i) have equal rights to dividends from funds legally available for that purpose, when and if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; and (iii) do not have preemptive rights, conversion rights, or redemption of sinking funds rights.

We have not paid dividends since inception and do not intend to do so in the foreseeable future.

The Redeemable Purchase Warrants

The Class A Warrants are exercisable at a price of $1.00 per share of common stock, initially for 6 months from November 10, 1999 until May 10, 2000. On April 2, 2000, due to the time constraints of our registration process and market conditions, our Board of Directors extended the date until which the Class A warrants may be exercised until October 7, 2000. This date has been since extended by the Board of Directors to January 7, 2001, in order to give investors sufficient time in which to exercise their Class A warrants. For the same reason, the Board of Directors has also extended the date of the Class B Warrants to February 7, 2001. The Class B Warrants are exercisable at a price of $3.00 per share of common stock. The Class C Warrants are exercisable at a price of $5.00 per share of common stock until May 10, 2001.

We may extend each warrant exercise period at any time, and/or reduce the exercise price(s) by up to 50%. If the exercise period is extended, warrant holders will be given a written notice 30 days before the beginning of the extension period. One warrant entitles the holder to purchase one share of common stock. The essential provisions of the warrants are as follows:

o During the remainder of the term of the warrants, we may, at our option and on 30 days' prior written notice mailed to the warrant holders, call and/or redeem the warrants, in whole or in part, at a price of $0.01 per A, B or C warrant if the average bid price of the common stock for any seven trading days during a 10 consecutive trading day period is greater than 20% above the respective exercise price.

o The holders of the warrants are protected against dilution of their interests represented by the number of shares of common stock underlying the warrants upon the occurrence of certain events, including stock dividends, splits, mergers, reclassifications, and if we sell shares of common stock below the then fair value, other than issuance to employee benefit and stock option plans.

o The holders of the warrants have no right to vote on matters submitted to our shareholders and have no right to receive dividends. The holders of the warrants are not entitled to share in our assets in the event of liquidation, dissolution, or the winding up of our affairs.

o We do not have an exemption from registration with the SEC for the issuance of the common stock upon the exercise of the warrants. So, in order for the holder to exercise the warrant, we are required to have a current, effective registration statement on file with the Commission and have satisfied the "Blue Sky" registration requirements of the applicable regulatory authority of the state in which the holder of a warrant resides. We are required to file post effective amendments to our registration statement when subsequent events require such amendments in order to continue the registration of the shares of common stock underlying the warrants. Although it is our intention to both maintain a current prospectus and meet the requirements of the regulatory authorities of the State of New York during the term of the warrants, there can be no assurance that we will be in a position to keep the registration statement current and effective or to meet the requirements of any state regulatory authority. It is not our intention to call and/or redeem the outstanding warrants, if our prospectus is not current or if we are not in compliance with the requirements of an appropriate state regulatory authority.

As of July 17, 2000 our common stock was listed on the Nasdaq Stock Market, Inc., Over the Counter Bulletin Board. See "Market for Common Equity and Related Stockholders Matters."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At the time of incorporation, we authorized the issuance of 25,000 shares of common stock, no par value. To facilitate a public offering of our securities, we authorized on January 20, 1999, the amendment of our certificate of incorporation to effect certain changes, which were (i) a change in the par value of the common stock to $.001 par value; and (ii) an increase in the number of shares of common stock authorized to 25,000,000 shares.

In February, 1999, we issued, for nominal consideration of $.0025 per share, shares of common stock to our founders as follow: (i) 2,422,400 shares of common stock to Trevor Newton; (ii) 1,464,072 shares of common stock to Mary Martin;
(iii) 732,300 shares of common stock to Fred Coombes; and (iv) 25,000 shares of common stock to John Tarves.

In addition to the above, we issued to our previous counsel, Thomas Boccieri, 10,000 shares of common stock in lieu of receiving an additional $2,500 towards his legal fees.

In March, 1999, we privately sold 900,000 shares of our common stock, at a price of $.25 per share, to one affiliated investor for a total of $225,000. To date, the proceeds have been utilized for hardware, software, programming and computing fees, content acquisition, general operations, salaries, connectivity and costs associated with this offering. The investor, New Horizons LP, is affiliated with one of our founders, Ms. Mary Martin, in that its general partner of the limited partnership and a minority limited partner is Ms. Martin's husband, Joe MacDonald.

We  have  not  adopted  any   provisions,   resolutions   or  bylaws   regarding
related-party transactions nor do we intend to do so in the future.

In connection with each of these stock issuances, we relied upon the exemption from registration provided under Section 4(2) of the Securities Act.

We have purchased 900,000 shares of common stock in Maturus.com, a privately-held development stage company, in which Mr. Newton, our president, also serves as an officer. This investment, which cost us $2,250, represents 15.25% of the outstanding shares of Maturus.com. For the six months ending June 30, 2000, we recognized revenues approximating $18,000 for web page development from Maturus.com.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

                         FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided in the Nevada Revised Statutes and our By-laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

                     ORGANIZATION WITHIN THE LAST FIVE YEARS

We see incorporated on November 18, 1998 under the laws of the State of Nevada. See "Certain Relationships and Related Transactions."

                           DESCRIPTION OF OUR BUSINESS

The Business

We develop open-source Customer Relationship Management (CRM) software for our clients and for general distribution. In turn we provide our clients with web-based marketing communications services (which fall within the category of CRM) which utilize our software. This is how we have derived virtually all of our revenues to date. "Open source" refers to software whose source code is open and freely distributed.

Our open-source CRM software is web-based software designed to carry out, track, report, and manage large-scale custom email communications campaigns. The source code is open and freely distributed, and available over the Internet to anyone who wants to download it.

The release of our internal CRM software represented a turning point in our development. Previously, our CRM software was proprietary custom-software and not available to the public. It was meant to support the web-based marketing communications campaigns we carried out on behalf of our clients. However, as our internal programming and networking capabilities developed, we decided to release the source code of our software. We believe that by making our open source CRM software freely available to anyone who wants to use it, we may attract more users which in turn could lead to more service contracts for us.

We realize there is substantial risk in developing open-source software because the revenue potential is as yet unproven. The revenue which we have realized thus far has been from the provision of web-based marketing communications services (which fall within the category of CRM) to our clients. We intend to continue to offer these services to our clients, as that is our only substantial source of revenue.

The technology on which our software is built is also open source. The source code itself is written in PHP, an open source programming language. Our software is designed to run most optimally on servers which run the Apache web server and the Linux operating system, and utilize MySQL. It is designed for use over the Internet, and is accessible through a standard web browser. Stratabase was incorporated under the laws of the State of Nevada on November 18, 1998 and commenced operations in January 1999. Our offices are located at 34314 Marshall Road, Suite 203 Abbotsford, B.C., V2S.1L2, Canada. The telephone number is (604) 504-5811.

Overview of the Industry

The Internet has emerged as a global communications medium, enabling millions of people to gather information, communicate and conduct business electronically. It has facilitated the emergence of new software and service providers and is increasingly affecting the methods by which incumbent competitors sell services and manage relationships.

The Internet has allowed businesses and their customers to interact via email and the web. This has led to increased demand by businesses for software which can help them conduct communications with customers and prospects. These software solutions are known as Customer Relationship Management applications. Some Customer Relationship Management (CRM) software is designed for sales force automation. Other CRM software is designed for customer support. Other CRM software is designed to improve the efficiency of marketing communications. As the Internet has grown, businesses need CRM software to support customer interactions that are carried out over email and the web.

As a result, large vendors of CRM software such as Siebel Systems have attempted to add Internet functionality to their existing product lines. Simultaneously, dozens of new companies have emerged which have created new CRM software solutions with more support for Internet based communications. The competition amongst CRM software developers has increased as the number of CRM vendors has grown to over 300.

It is our perception that the CRM software applications being produced by many of the leading CRM vendors are lacking the Internet functionality that some businesses require. We believe that there is a growing demand for web-based CRM software which enables companies to carry out large scale communications via email and the web, tying into large databases of customer and prospect data.

CRM and Open Source Software

Although some CRM software companies are new, and others are older and more established, the one attribute nearly all CRM vendors share is that the software they produce is proprietary. The term `proprietary software' refers to software whose source code is not available to the public, and is considered the private intellectual property of the company who produced it. Source code is the language used by the developers in making the software. Under the proprietary model of software development, a software company generally sells to the user only the object or binary code. Binary code consists of the 1's and 0's that only the computer understands.

However in recent years a new methodology for software development has emerged in which the source code of the software is made open and freely distributable, available for users and the general public to download, alter, and redistribute with virtually no restrictions. This type of software is commonly known as open source software. Under the open source development model, the software development company provides to the user the source code.

Much of the software on which the Internet infrastructure has been built is open source, from domain name server software to web server software to email router software. Open source software is particularly well-suited to the Internet. For example in the case of open source web applications, with access to the source code, system administrators and developers can collaborate to debug, fix and optimally configure their software on a real-time basis. This enables them to improve performance across the Internet, minimizing downtime that is common with proprietary software. Linux, Apache, Sendmail, and PHP are examples of widely used open source software.

The Internet has led in part to the proliferation and success of these open source software programs and applications, because it has enabled multiple groups of developers to collaborate on specific projects from remote locations around the globe. The Internet has changed the way that software can be developed and distributed. Developers can write code alone or in groups, make their code available over the Internet, give and receive comments on other developers' code and modify it accordingly. The Internet has also provided an avenue not only for inexpensive and speedy delivery of code, but also for support and other online services.

The Internet has also allowed for accelerated development of open source software, and has increased the scale and efficiency of open source development through the availability of collaborative technologies such as email lists, news groups and websites. These technologies have enabled increasingly large communities of independent developers to collaborate on more complex open source projects.

We believe open source software offers many potential benefits for software businesses, customers, and users. Customers and users are able to acquire the software at little or no cost, install the software on as many computers as they wish, and customize the software to suit their particular needs. In addition, customers and users can obtain software updates, improvements and support from multiple distributors, reducing reliance on any single supplier. Software businesses are able to leverage the community of open source developers, allowing them to reduce development costs and decrease the time to market for new versions of the software. Software businesses are also able to distribute their software freely over the Internet, enabling them to create large global user bases quickly. Open source software business also have an opportunity to derive value from their unique knowledge of the software they have created, by providing software-related services to customers.

The Stratabase Solution

We  believe   that  we  have  created  a  business   opportunity   by  providing
high-quality, open source CRM software to companies for free, and deriving revenue from the provision of services related to it.

It is our intention to continue to develop superior web-based CRM software solutions which are open source, and leverage it by providing CRM-related services which utilize the software. To date, we have derived virtually all our revenue using this business model.

Superior Open Source CRM Software

We engineer what we believe to be advanced web-based CRM software that is open source, focused on the provision of Internet marketing communications. Our software engineers are highly involved in the open source software community. This involvement enables us to remain abreast of technical advances, plans for development of new features and timing of releases, as well as other information related to open source software development. As a participant in these processes, we are able to react quickly to new issues and to contribute to the future direction of CRM software.

The CRM software we have developed is:

- flexible and scalable--capable of conducting email and web communications with hundreds of thousands of customers and prospects; - functional--able to handle multiple users; - adaptable--allowing the user to modify the software to meet particular needs and requirements; and - reliable--constantly monitored and fine-tuned by the community of developers.

In addition to offering technically advanced software, we provide users of the CRM software we have developed with extensive written documentation and limited installation support. Our team of technical team has prepared manuals and other documentation that accurately and clearly describes the many features of this software and advises the user on how best to implement these features. In addition, we make the software available to users via free download from the Internet.

Professional Services

We offer a limited range of services relating to the development and use of the open source CRM software we have created. While these services include technical support, custom development, and consulting, the primary source of our revenue has been in the provision of web-based marketing communications services for our clients.

Strategy

Our  objective is to enhance our position as a leading  worldwide  developer and
provider  of  advanced,   open  source  CRM  software  and  services,  both  via
traditional channels and the Internet. The key elements of our strategy are:

Expand CRM-Related Service Capabilities

We believe that we must expand our CRM-related services capabilities to address the market need for effective marketing communications services. We believe that as our user base grows, more of our customers, particularly our larger customers, will look to us to help them customize their systems and their marketing communications strategies. We believe that by increasing our capacity to offer such services, we will be able to significantly increase our services revenue and establish ourselves as a premier open source CRM software service provider.

Continue to Invest in the Development of Open Source CRM Software

We intend to continue to invest significant resources in the development of open source CRM software, capitalizing on our extensive experience working within the open source model. We expect this continued investment to take the form of increased expenditures on internal development efforts. We expect that, through these efforts, we will foster the advancement of open source CRM software, thereby allowing us to provide more effective CRM-related services to our clients.

Competition

In the broader market for proprietary CRM software, there are a large number of well-established companies that have significantly greater financial resources, larger development staffs and more extensive marketing and distribution capabilities than we do. These competitors include Siebel Systems, SAP, Broadbase, E.piphany, Kana Communications, and dozens of others including Aprimo, MarketFirst, PrimeResponse, and Recognition Systems.

In the newer and rapidly evolving open source CRM software area, we are aware of no public companies that are dedicated to open source CRM software development other than ourselves. There are 2 private groups that we are aware of, Anteil Inc., and the OpenSourceCRM project.

Many of our competitors are well established vendors who have established and stable customer bases and continue to attract new customers. Some of them also provide CRM-related services to users of CRM software. Most of these companies have larger and more experienced services organizations than we do currently. In addition, we face potential competition from many companies with larger customer bases and greater financial resources and name recognition than we have.

The open source CRM software market is not characterized by the traditional barriers to entry that are found in most other markets, due to the freely available and re-distributable nature of the software source code. For example, anyone can copy, modify and redistribute the CRM software we have developed. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

We believe that the major factors affecting the competitive landscape for our software and related services include:

-    name and reputation of software and service provider;
-    product performance and functionality;
-    strength of relationships in the open source community;
-    availability of user applications;
-    ease of use;
-    networking capability;
-    breadth of hardware compatibility;
-    quality of related services;
-    distribution strength; and
-    alliances with industry partners.

Although we believe that we compete favorably with many of our competitors in a number of respects, including product performance and functionality, we believe that many of our competitors enjoy greater name recognition, have software which covers far more aspects of Customer Relationship Management than our software does, have superior distribution capabilities and offer more extensive support services than we currently do. In addition, there are significantly more applications available for competing CRM software solutions, than there are for ours. An integral part of our strategy in the near future, however, is to address these shortcomings by, among other things, strengthening our existing strategic relationships and entering into new ones in an effort to enhance our name recognition, expand our network of contributing developers, develop partnerships with other open source enterprise software developers and PHP developers, add more programmers internally to improve the software more rapidly, provide more CRM-related services to our clients which have high associated margins, and enhance the software's functionality.

Intellectual Property

The CRM software we have developed has been made available for licensing under the GNU General Public License (GPL), pursuant to which anyone generally may copy, modify and distribute the software, subject only to the restriction that any resulting or derivative work is made available to the public under the same terms. Therefore, although we retain the copyrights to the code that we develop ourselves, due to the GPL and the open source nature of our software, the intellectual property contained within the software does not belong to us, nor to anyone else. That is the nature of open source software. However we do enter into confidentiality and nondisclosure agreements with our employees and consultants.

We are pursuing registration of some of our trademarks in the US. However we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our trademark rights. We have begun the registration process of our trademarks in the US but is not yet complete, nor do we have any assurances that the trademark applications will be successful. Failure to adequately protect our trademark rights could harm or even destroy the Stratabase.com brand and impair our ability to compete effectively. Furthermore, defending or enforcing our trademark rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, operating results and financial condition.

Although we do not believe that our business infringes on the rights of third parties, there can be no assurance that third parties will not assert infringement claims against us in the future or that any such assertion will not result in costly litigation or require us to obtain a license to third party intellectual rights. In addition, there can be no assurance that such licenses will be available on reasonable terms or at all, which could have a material adverse effect on our business, operating results and financial condition.

Employees

As of June 30, 2000, we had 15 employees, including our two officers, Mr. Trevor Newton, Chairman of the Board, President, Secretary, Treasurer and CEO, and Mr. Fred Coombes, Vice President of Corporate Development and a Director. Of these 15 employees, 3 are full time sales people, and 8 are full time technical people. Mr. Newton supervises all aspects of the company including sales and technical development. It is anticipated that we will need to add additional managerial, sales, technical and administrative staff in the future in order to realize our business objectives.

Our equipment and primary agreements

We lease a Bandwidth/Connectivity (fiber optic line) from BCTel/Telus. It is the subject of a three-year agreement which commenced on May 1, 1999, and calls for a monthly fee of $1,000.

Finally, we pay an annual premium of $1,354 for a one year term comprehensive general liability insurance policy with the following coverages: (i) general liability - $1,354,200; (ii) software - $15,000; (iii) hardware - $34,000; (iv)
Flood/Earthquake - $185,000; and (v) replacement costs of contents - $68,000.

                             DESCRIPTION OF PROPERTY

We do not own any real property. Our offices are approximately 750 square feet located at 34314 Marshall Road, Suite 203, Abbotsford, B.C., V2S1L2, Canada. The office is leased for one-year lease commencing on March 1, 2000. The monthly rent is $634.50. We believe that the facilities will be adequate for the foreseeable future. All costs described in this section are stated in U.S. dollars as converted from Canadian dollars. Accordingly, the costs may vary to some degree with the currency exchange rate.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties.

Certain statements contained in this report, including statements regarding the anticipated development and expansion of our business, the intent, belief or current expectations of the company, its directors or its officers, primarily with respect to our future operating performance and the products we expect to offer and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act (the "Reform Act"). Future filings with the SEC, future press releases and future oral or written statements made by or with the approval of the company, which are not statements of historical fact, may contain forward-looking statements under the Reform Act. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements follow. For a more detailed listing of some of the risks and uncertainties facing the company, please see the Form SB-2 and Form 10-KSB filed by the Company with the SEC.

All forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

We develop open-source Customer Relationship Management (CRM) software for our clients, and for general distribution. In turn we provide our clients with web-based marketing communications services (which fall within the category of CRM) which utilize our software. This is how we have derived virtually all of our revenues to date. "Open source" refers to software whose source code is open and freely distributed.

Our open-source CRM software is web-based software designed to carry out, track, report, and manage large-scale custom email communications campaigns. The source code is open and freely distributed, and available over the Internet to anyone who wants to download it.

The release of our internal CRM software represented a turning point in our development. Previously, our CRM software was proprietary custom-software and not available to the public. It was meant to support the web-based marketing communications campaigns we carried out on behalf of our clients. However, as our internal programming and networking capabilities developed, we decided to release the source code of our software. We believe that by making our open source CRM software freely available to anyone who wants to use it, we may attract more users which in turn could lead to more service contracts for us.

We realize there is substantial risk in developing open-source software because the revenue potential is as yet unproven. The revenue which we have realized thus far has been from the provision of web-based marketing communications services (which fall within the category of CRM) to our clients. We intend to continue to offer these services to our clients, as that is our only substantial source of revenue.

The Company was incorporated in November 1998 and commenced operations in January 1999.

Results of Operations

Revenues

Revenues for the six months ended June 30, 2000 were $360,164. This represents the company's first two quarters of meaningful revenues, compared to revenues of $6,709 for the six months ended June 30, 1999. This increase in revenues has been primarily attributable to the efforts of our internal salespeople in the selling of our online direct marketing services. Since these are our first two quarters in which we have realized revenues of any magnitude, it is too early to attach any predictive significance to them. Revenues of $340,372 were from online direct marketing campaigns for clients, where the fees consisted primarily of email distribution, list management, and campaign development fees. Revenues of $19,792 were from web development and networking services, which were provided primarily to one client.

Operating Expenses

Cost of sales for the six months ended June 30, 2000 were $328,808, of which $145,189 of such expenses consisted of direct marketing expenses where we purchased access to opt-in email lists; $104,038 of operating expenses consisted of sales commissions; $7,431 of such expenses consisted of internet connectivity costs relating to our fiber optic connection; and $71,900 of the operating expenses consisted of wages and contractor fees for our technical staff. These programmers and network administrators develop and maintain the infrastructure for the products and services that we sell. This is a significant increase over the $21,131 of operating expenses incurred for the six months ended June 30, 1999, which were primarily related to website development services and Internet connectivity. Each of the foregoing costs are expected to continue to increase as we grow and expand.

General and Administrative Expenses

General and Administrative (G&A) expenses for the six months ended June 30, 2000 were $146,606; $48,000 consisted of management fees to our President and to our Vice President; $18,954 consisted of accounting fees; and $18,250 consisted of legal fees related to securities filings. For the six months ended June 30, 1999, G&A expenses totaled $53,739, of which $25,000 was for management fees paid to our President, and $14,251 was for accounting and legal fees.

Liquidity and Capital Resources

As of June 30, 2000 we had $328,015 in cash and cash equivalents.

We cannot be certain that any required additional financing will be available on terms favorable to us. If additional funds are raised by the issuance of our equity securities, such as through the exercise of our warrants, then existing stockholders will experience dilution of their ownership interest. If additional funds are raised by the issuance of debt or other equity instruments, we may be subject to certain limitations in our operations, and issuance of such securities may have rights senior to those of the then existing holders of common stock. If adequate funds are not available or not available on acceptable terms, we may be unable to fund our expansion, take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures.

To date, we have had negative cash flows. Losses from operations and negative cash flow are expected to continue for the foreseeable future. If revenues and spending levels are not adjusted accordingly, we may not generate sufficient revenues to achieve profitability. Even if profitability is achieved, we may not sustain or increase such profitability on a quarterly or annual basis in the future.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

In July 2000 our common stock began trading on the Nasdaq Stock Market, Inc. Over the Counter Bulletin Board under the symbol "SBSF". The prices set forth below reflect interdealer quotations, without retail markups or commissions, and do not necessarily represent actual transactions. The prices in the table below represent the high and low sales price for the periods presented. There were approximately 127 shareholders of record as of August 31, 2000.

The high and low sales price as of September ___, 2000 was $__________.

    2000                                HIGH                          LOW
    August                            No trades                    No trades
    July                                $3.00                       $2.9375

Capitalization

We are currently authorized to issue 25,000,000 shares of common stock. As of today, we have issued, 6,353,772 shares of common stock, for a total capital contribution of $639,109, which does not reflect the effect that the possible exercise of the 2,400,000 warrants will have. Each share of our common stock has equal, noncumulative voting rights and participates equally in dividends, if any. The common stock has no sinking fund provisions applicable to it. The shares are fully paid for and nonassessable when issued. In addition we have issued an aggregate of 1,250,000 options to purchase our common stock at $.50 per share pursuant to our Stock Incentive Plan, consisting of a share purchase plan and a share option plan, of which 870,000 are fully vested. Except for these warrants and options, there are no outstanding options, warrants, or rights to purchase any of the securities of the company and we do not plan to issue any.

The following table sets forth our capitalization at December 31, 1999 and June 30, 2000 on an actual (audited) basis. This table should be read in conjunction with our financial statements and notes, as well as "Summary Financial Data", appearing elsewhere in this Prospectus:

                                               December 31, 1999       June 30, 2000
                                               Actual                  Actual
                                               (audited)               (audited)
                                               ---------               ---------
======================================================================================
Debt:
   Short-term debt                             $  49,537               $  96,633
   Long-term debt                              $       0               $       0
   Stockholders' Equity:
   Common stock                                $   5,544               $   6,354
   Additional Paid-in Capital                    231,065                 632,755
   Accumulated Deficit                          (218,108)               (316,033)
   Accumulated Other Comprehensive
   (Total Capitalization)                      $  17,972               $ 322,115
                                               =========               =========

Dividend Policy

We have never declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. Furthermore, we expect to retain any future earnings to finance our operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

Our Transfer and Warrant Agent

We have appointed Securities Transfer Corp., with offices at 2591 Dallas Parkway, Suite 102, Frisco, TX 75034, (469)633-0101, as transfer agent for our shares of common stock and warrants. We have already paid the escrow agent's fees in connection with our public offering. The transfer agent will be responsible for all record-keeping and administrative functions in connection with the warrants.

                             EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation we paid for the year ended December 31, 1999, and the six months ended June 30, 2000, for services of the executive officers. We have not paid any executive officer in excess of $100,000 (including salaries and benefits) during the year ending December 31, 1999 or six months ended June 30, 2000.

                         Summary of Annual Compensation

Name and                                                       Year ended                  Six months ended
Principal Position                                         December 31, 1999                 June 30, 2000
====================================================================================================================
Trevor Newton, Chairman of
the Board, President, Secretary,
Treasurer and Chief Operating and
Executive Officer                                               $55,000                         $30,000

Fred Coombes,
Vice President of Corporate
Development and Director                                           $0                           $18,000

====================================================================================================================

Messrs. Newton and Coombes, as founders or promoters of Stratabase were issued 2,422,400 and 732,300 shares of the common stock, respectively, for nominal consideration ($.0025 per share). We have not, nor do we intend to, in the foreseeable future, enter into any employment agreements with our executive officers. Other than our stock option plan, we have no other compensation plans for our executive officers.

For the year 2000, we will pay salaries to Messrs. Newton and Coombes at an annual rate of $60,000 and $36,000, respectively. From February 1999 through December 1999, Mr. Newton was paid $5,000 per month in salary. Mr. Coombes was not paid any compensation in 1999, nor did he accrue any compensation.

In the second quarter of 2000, the company adopted a Stock Option Plan, consisting of a share purchase plan and a share option plan, and subsequently issued 870,000 fully vested options to purchase share of our common stock at $.50 per share as follows: Trevor Newton, our Chairman and a Director - 400,000 options; Fred Coombes, Vice President and Director - 350,000 options; Mary Martin, one of our founders - 70,000 options; and 50,000 options to others. The aggregate number of shares which may be issued and purchased under the plan is 1,750,000 shares. The exercise price and period of exercise of options granted under the plan are determined by the company's option committee, subject to a maximum vesting period of ten years and certain limitations set forth in the plan.

We do not pay our directors any remuneration for their service. However, they are reimbursed for their out-of-pocket expenses associated with meetings of the Board of Directors. Mr. John Tarves, a director, was issued 25,000 shares of the common stock, for nominal consideration ($.0025 per share).

Reports to Shareholders

We intend to forward annual reports to our shareholders including audited financial statement to our investors. We will also forward such interim reports we deem appropriate.

                              FINANCIAL STATEMENTS
                                                                      Page

   Independent Auditor's Report
   dated August 24, 2000 ...................................          F-1
   Balance Sheets as of June 30, 2000, and December 31, 1999          F-2
   Statements  of  Operations  and  Comprehensive
      Loss for the six months ended June 30, 2000,
      year ended December 31, 1999, and six months
      ended June 30, 1999 ..................................          F-3
   Statements of Changes in Shareholders' Equity for
      the period from ......................................          F-4
   Statements  of Cash  Flows  for  the six  months
      ended  June 30, 2000,  year  ended ...................          F-5
   Notes to Financial Statements ...........................          F-6

INDEPENDENT AUDITOR'S REPORT

The Board of Directors and shareholders
Stratabase.com

We have audited the accompanying balance sheets of Stratabase.com as of June 30, 2000 and December 31, 1999, and the related statements of operations and comprehensive loss, changes in shareholders' equity, and cash flows for the six months ended June 30, 2000, year ended December 31, 1999, and six months ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted the audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stratabase.com as of June 30, 2000 and December 31, 1999, and the changes in its operations and its cash flows for the six months ended June 30, 2000, year ended December 31, 1999, and six months ended June 30, 1999, in conformity with generally accepted accounting principles.

Portland, Oregon
August 24, 2000

                                                                  STRATABASE.COM
                                                                  BALANCE SHEETS


                                                                     JUNE 30,             DECEMBER 31,
                                                                       2000                   1999
                                                                 ------------------     -----------------


Cash                                                           $           328,015    $            4,696
Accounts receivable                                                         26,235                32,965
Prepaid expenses                                                             1,949                     -
GST receivable                                                                   -                 2,172
                                                                 ------------------     -----------------
         Total current assets                                              356,199                39,833
                                                                 ------------------     -----------------


Computer hardware                                                           53,064                21,228
Computer software                                                            3,153                 2,634
Office equipment                                                             2,589                 1,950
Office furniture                                                             2,411                 2,077
Video production equipment                                                   5,212                 5,212
                                                                 ------------------     -----------------
                                                                            66,429                33,101
Less accumulated depreciation and amortization                             (11,025)               (5,425)
                                                                 ------------------     -----------------
                                                                            55,404                27,676

                                                                             7,145                     -
                                                                 ------------------     -----------------

         Total assets                                          $           418,748    $           67,509
                                                                 ==================     =================




Accounts payable                                               $            61,840    $           16,336
Accrued liabilities                                                         34,793                33,201
                                                                 ------------------     -----------------
         Total current liabilities                                          96,633                49,537
                                                                 ------------------     -----------------




Common stock, $.001 par value; 25,000,000 shares
     authorized, 6,353,772 and 5,543,772 shares issued
     and outstanding at June 30, 2000 and December 31,
     1999, respectively                                                      6,354                 5,544
Additional paid-in capital                                                 632,755               231,065
Accumulated deficit                                                       (316,033)             (218,108)
Accumulated comprehensive income (loss)                                       (961)                 (529)
                                                                 ------------------     -----------------
         Total shareholders' equity                                        322,115                17,972
                                                                 ------------------     -----------------

         Total liabilities and shareholders' equity            $           418,748    $           67,509
                                                                 ==================     =================

--------------------------------------------------------------------------------
See accompanying notes.                                                     F-2
--------------------------------------------------------------------------------

                                                                  STRATABASE.COM
                                 STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                         YEAR ENDED            SIX MONTHS           SIX MONTHS
                                                        DECEMBER 31,         ENDED JUNE 30,       ENDED JUNE 30,
                                                            1999                  1999                 2000
                                                       ----------------     -----------------    -----------------


REVENUE                                              $          41,813    $            6,709   $          360,164

OPERATING EXPENSES
     Direct marketing                                                -                     -              145,189
     Commissions                                                     -                     -              104,038
     Wages and subcontracting costs                                  -                     -               71,900
     Internet connectivity                                      10,085                 1,889                7,431
     Community site development                                 57,073                12,590                    -
     Video production and encoding                               4,946                 2,324                  250
     Website related services                                    5,578                 3,730                    -
     Network administration                                      2,133                   598                    -
                                                       ----------------     -----------------    -----------------
         Total operating expenses                               79,815                21,131              328,808
                                                       ----------------     -----------------    -----------------
         Net revenues (operating expenses)                     (38,002)              (14,422)              31,356
                                                       ----------------     -----------------    -----------------

GENERAL AND ADMINISTRATIVE EXPENSES
     Management fees                                            55,000                25,000               48,000
     Accounting                                                 16,294                 3,675               18,954
     Legal fees                                                 29,342                10,576               18,250
     Rent                                                       10,242                 2,290               15,992
     Office                                                     11,837                 3,205                8,709
     Advertising                                                12,855                     -                6,933
     Depreciation and amortization                               5,425                 1,740                5,600
     Telecommunications                                          2,643                   744                5,397
     Computer maintenance                                            -                     -                4,970
     Licenses and dues                                           4,980                 1,705                3,245
     Insurance expense                                           1,923                 1,517                2,108
     Travel                                                      3,483                   677                1,202
     Consulting fees                                            11,456                     -                    -
     Wages and benefits                                          7,057                     -                    -
     Program and site design                                     5,865                     -                    -
     Professional development                                    2,224                     -                    -
     Other expenses                                              1,966                 2,610                7,246
                                                       ----------------     -----------------    -----------------
         Total general and administrative expenses             182,592                53,739              146,606
                                                       ----------------     -----------------    -----------------

OTHER INCOME                                         $           2,486    $              649   $           17,325
                                                       ----------------     -----------------    -----------------

NET LOSS                                                      (218,108)              (67,512)             (97,925)

OTHER COMPREHENSIVE LOSS
     Foreign currency translation adjustments                     (529)                    -                 (432)
                                                       ----------------     -----------------    -----------------

COMPREHENSIVE LOSS                                   $        (218,637)   $          (67,512)  $          (98,357)
                                                       ================     =================    =================

BASIC AND DILUTED LOSS PER SHARE OF
     COMMON STOCK                                                (0.04)   $            (0.02)  $            (0.02)
                                                       ================     =================    =================

--------------------------------------------------------------------------------
See accompanying notes.                                                      F-3
--------------------------------------------------------------------------------

                                                                  STRATABASE.COM
                                   STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                 ACCUMULATED
                                                              ADDITIONAL                            OTHER              TOTAL
                                        COMMON STOCK           PAID-IN        ACCUMULATED       COMPREHENSIVE      SHAREHOLDERS'
                                   ------------------------
                                     SHARES       AMOUNT       CAPITAL          DEFICIT             LOSS              EQUITY
                                   ------------  ----------  -------------  ----------------- ------------------ ------------------
BALANCE,

    December 31, 1998                        -   $       -   $          -   $              -   $              -   $              -

Issuance of common stock at $.0025
    per share (February 1999)        4,643,772       4,644          6,965                  -                  -             11,609

Issuance of common stock at $.25
    per share (March 1999)             900,000         900        224,100                  -                  -            225,000

Net loss and comprehensive loss              -           -              -            (67,512)                 -            (67,512)
                                   ------------  ----------  -------------  ----------------- ------------------ ------------------

BALANCE,
    June 30, 1999                    5,543,772       5,544        231,065            (67,512)                 -            169,097

Net loss and comprehensive loss              -           -              -           (150,596)              (529)          (151,125)
                                   ------------  ----------  -------------  ----------------- ------------------ ------------------
BALANCE,
    December 31, 1999                5,543,772       5,544        231,065           (218,108)              (529)            17,972

Issuance of common stock at $.25
    per share (February 2000)           10,000          10          2,490                  -                  -              2,500

Issuance of common stock at $.50
    per share (February 2000)          800,000         800        399,200                  -                  -            400,000

Net loss and comprehensive loss              -           -              -            (97,925)              (432)           (98,357)
                                   ------------  ----------  -------------  ----------------- ------------------ ------------------

BALANCE,
    June 30, 2000                    6,353,772 $     6,354 $      632,755 $         (316,033)$             (961)$          322,115
                                   ============  ==========  =============  ================= ================== ==================

--------------------------------------------------------------------------------
See accompanying notes.                                                      F-4
--------------------------------------------------------------------------------

                                                                  STRATABASE.COM
                                                        STATEMENTS OF CASH FLOWS

                                                                         SIX MONTHS    SIX MONTHS
                                                       YEAR ENDED         ENDED          ENDED
                                                      DECEMBER 31,       JUNE 30,      JUNE 30,
                                                          1999             1999          2000
                                                     ---------------    -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                       $       (218,108)  $    (67,512) $     (97,925)
    Depreciation and amortization                             5,425          1,740          5,600
    Adjustments to reconcile net loss to net cash from
          operating activities:
       Change in assets and liabilities:
          Accounts receivable                               (32,965)        (7,179)         6,730
          Prepaids expenses                                       -           (572)        (1,949)
          GST receivable                                     (2,172)        (1,631)         2,172
          Accounts payable                                   16,336          2,969         45,504
          Accrued liabilities                                33,201              -          1,592
                                                     ---------------    -----------   ------------
             Net cash from operating activities            (198,283)       (72,185)       (38,276)
                                                     ---------------    -----------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Acquisition of computer and office equipment            (33,101)       (15,842)       (33,328)
    Investment in Maturus.com                                     -              -         (2,250)
    Acquisition of domain names                                   -              -         (4,895)
                                                     ---------------    -----------   ------------
             Net cash from investing activities             (33,101)       (15,842)       (40,473)
                                                     ---------------    -----------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Shareholder loans                                             -          3,828              -
    Sale of common stock                                    236,609        236,609        402,500
                                                     ---------------    -----------   ------------
             Net cash from financing activities             236,609        240,437        402,500
                                                     ---------------    -----------   ------------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                        (529)             -           (432)
                                                     ---------------    -----------   ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                     4,696        152,410        323,319
CASH AND CASH EQUIVALENTS, beginning of period                    -              -          4,696
                                                     ---------------    -----------   ------------

CASH AND CASH EQUIVALENTS, end of period           $          4,696   $    152,410  $     328,015
                                                     ===============    ===========   ============

--------------------------------------------------------------------------------
See accompanying notes.                                                      F-5
--------------------------------------------------------------------------------

STRATABASE.COM
NOTES TO FINANCIAL STATEMENTS

NOTE 1       -  NATURE OF OPERATIONS AND ORGANIZATION

             Stratabase.com (the Company) is a Nevada company which develops open-source Customer Relationship Management (CRM) software for its own use, that of its clients, and for general distribution. In turn it provides its clients with web-based marketing communications services (which fall within the CRM industry niche) which utilize its software. Its open-source CRM software is web-based software designed to carry out, track, report, and manage large-scale custom email communications campaigns. The Company operates from its headquarters in Abbotsford, British Columbia, Canada.

             For the period from inception (November 18, 1998) to December 31, 1999, the Company operated in the development stage; for the period from inception to December 31, 1998, there was no activity. Substantially all activity during this period through 1999 was devoted to the raising of equity capital and development of a long-term business plan. Business activity of the Company commenced following the completion of fund raising activity in February 2000.

NOTE 2       -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

             Cash and cash equivalents - The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

             Concentrations of credit risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits. The maximum loss that would have resulted from that risk totaled $231,631 at June 30, 2000, for the excess of deposit liabilities reported by the bank over the amount that would have been covered by federal insurance.

             Office equipment - Office equipment is recorded at cost and depreciated using the straight-line method over its useful life, which ranges from one to five years.

             Software development costs - The Company capitalizes certain software development and implementation costs. Development and implementation costs are expensed until the Company determines that the software will result in probable future economic benefits and management has committed to funding the project. Thereafter, all direct external implementation costs and purchase software costs are capitalized and amortized using the straight-line method over remaining estimated useful lives, generally not exceeding five years. To date, such costs are not significant. The Company does not develop software for sale to its customers.

NOTE 2       -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

             Revenue recognition - Revenues are recognized as website related services, video production and encoding services, or direct e-mail marketing services are realized or realizable and when there are no further performance obligations and no right of refund exists.

             Advertising - Advertising costs are expensed as incurred.

             Income taxes - The Company follows the asset and liability method of accounting for income taxes whereby deferred tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

             Foreign exchange accounting - The Company's Canadian transactions are measured in local currency and then translated into U.S. dollars. All balance sheet accounts have been translated using the current rate of exchange at the balance sheet date. Results of operations have been translated using the average rates prevailing throughout the year. Translation gains or losses resulting from the changes in the exchange rates are accumulated in a separate component of shareholders' equity. All amounts included in the accompanying financial statements and footnotes are denominated in U.S. dollars.

             Stock options - The Company applies Accounting Principles Board Opinion 25 and related interpretations in accounting for its stock option plans. Accordingly, compensation costs are recognized as the difference between the exercise price of each option and the market price of the Company's stock at the date of each grant. No compensation costs have been recognized to date.

             Earnings (loss) per share of common stock - Basic earnings (loss) per share of common stock is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. The weighted average number of common shares outstanding was 6,218,772 for the six months ended June 30, 2000; 5,404,801 for the year ended December 31, 1999; and 4,420,310 for the six months ended June 30, 1999.

             Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 3       -  INVESTMENT IN MATURUS.COM, INC.

             The Company purchased 900,000 shares of common stock in Maturus.com, Inc., a privately held development stage corporation, for which the President of the Company serves as an officer. The investment represents 15.25% of the outstanding shares of Maturus.com, Inc. at June 30, 2000, and is accounted for using the cost method. For the six months ending June 30, 2000, the Company recognized revenues approximating $18,000 for web page development from this related entity, and the accounts receivable balance from Maturus.com at June 30, 2000 was $6,611.

NOTE 4       -  SHAREHOLDER TRANSACTIONS

             Capital  raising   activities  -  For  the  period  from  inception
             (November 18, 1998) through December 31, 1999, the Company was involved in raising equity capital. On November 18, 1998, the Company approved the issuance of 4,643,772 shares of common stock at $.0025 per share to its founding group of shareholders. In January 1999, the Company's Board of Directors consented to the sale of 900,000 additional shares of common stock at $.25 per share to New Horizons LLP, a New York venture capital firm.

             On February 7, 2000, the Company's public offering for up to 800,000 investment units closed with the maximum number of units purchased. Each unit had a public offering price of $.50, and consisted of one share of common stock and one each of Class A, B, and C redeemable purchase warrants. The warrants, Classes A, B, and C, may be exercised at $1, $3, and $5, respectively, and at six-month, 12-month, and 18-month periods, respectively, commencing on the date of the prospectus (November 10, 1999). Total proceeds from the public offering of $400,000, were released to the Company by the escrow agent subsequent to the closing of the offering. Potential additional proceeds from the exercise of warrants, if any, could be as much as $7,200,000.

             On April 2, 2000, a letter was issued to holders of Stratabase.com Class A Warrants advising them that the expiration date of the warrants would be extended to October 7, 2000. Class A Warrants are exercisable at $1 for one share of common stock.

             Stock issuance for services - In order to increase the size of the Company's internal consumer profile database, the Company entered into an agreement on February 1, 2000, to acquire a permission-based database of 15,000 individual profiles, along with two domain names. The database consists of investors who have voluntarily provided their personal contact information and have requested marketing information be sent to them. In consideration for this database and the two domain names, the Company agreed to issue 300,000 shares of its common stock upon transfer of the intellectual property.

NOTE 4       -  SHAREHOLDER TRANSACTIONS - (continued)

             Subsequent to June 30, 2000, the transfer of intellectual property in exchange for 300,000 shares of common stock was completed, and the Company recorded intangible assets related to the domain names and investor database totaling $127,500. The intangible assets will be amortized over a three-year period.

             Stock options - In February 2000, the Board of Directors adopted the Stratabase.com 2000 Stock Option Plan (the Plan), reserving 1,750,000 shares for grant to business partners and employees. On July 15, 2000, the Company granted 1,250,000 nonqualified common stock option shares to its business partners and members of staff at an exercise price of $0.50 per share (the fair market value at July 15, 2000), with vesting provisions ranging from July 15, 2000 to November 15, 2003.

NOTE 5       -  INCOME TAXES

             As of June 30, 2000, the Company had available to offset future taxable income, net operating loss carryforwards of approximately $350,000. The carryforwards will begin expiring in 2016 unless utilized in earlier years.

             Deferred income taxes represent the tax effect of differences in timing between financial income and taxable income. The net deferred tax benefits in the accompanying balance sheet include the following components:

             The valuation allowance is provided since it is uncertain if the Company will be able to utilize existing net operating loss carryforwards in future periods.

NOTE 6       -  COMMITMENTS AND CONTINGENCIES

             Lease commitments - As of June 30, 2000, the Company leased office space under one-year lease agreements in Abbotsford and Vancouver, British Columbia, Canada. For the six months ending June 30, 2000, year ending December 31, 1999, and six months ended June 30, 1999, rent expense, net of sublease income, was $15,992, $10,242, and $2,290, respectively.

             Management fees - The Company has agreed to pay its President a management fee of $5,000 a month commencing February 1999, and its Vice President $3,000 a month commencing January 2000. Compensation of $48,000 for the six months ended June 30, 2000, $55,000 for the year ended December 31, 1999, and $25,000 for the six months ended June 30, 1999, has been recorded as management fees in the accompanying financial statements.

             Legal contingencies - The Company may become involved in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, there are no current matters expected to have a material adverse effect on the financial condition of the Company

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

                     ON ACCOUNTING AND FINANCIAL DISCLOSURES

There have been no changes in or disagreements with the Company's accountants since the formation of the Company required to be disclosed pursuant to Item 304 of Regulation 5-B.

                                  LEGAL MATTERS

The validity of the shares of common stock included in the units and the shares of common stock issuable upon the exercise of the warrants has been passed upon for the Company by James C. Jones, Esq. in connection with the initial offering of the securities.

                                     EXPERTS

The consolidated balance sheets of Stratabase.com as of June 30, 2000 and December 31, 1999, the statements of operations and comprehensive loss for the six months ended June 30, 2000, year ended December 31, 1999 and six months ended June 30, 1999, statements of changes in shareholders equity for the period from incorporation to June 30, 2000 and statements of cash flows for the six months ended June 30, 2000 year ended December 31, 1999 and six months ended June 30, 1999, included herein and elsewhere in this registration statement have been audited by Moss Adams LLP, independent public accountants, for the periods and to the extent set forth in their report appearing herein and elsewhere in the registration statement. Such financial statements have been so included in reliance upon such report given upon the authority of Moss Adams LLP as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

The Company has filed a Registration Statement on Form SB-2 with the SEC pursuant to the 1933 Act with respect to the common stock and warrants. This Prospectus does not include all the information set forth in the Registration Statement on Form SB-2 and the exhibits and schedules to the Registration Statement of Form SB-2. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement on Form SB-2 and the exhibits and schedules filed as part of the Registration Statement on Form SB-2. Statements contained in this Prospectus concerning the contents of any contract or other document referred to are not necessarily complete, and reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement on Form SB-2. Each such statement is qualified in all respects by reference to such exhibit.

In August 1999, the Company filed a Registration Statement on Form SB-2, which cleared comments with the SEC on or about November 9, 1999. The Company is now a reporting company, subject to the informational requirements of the Securities Exchange Act. The Company is required to file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we will file is available for inspection and copying (for a specified fee) at the SEC's public reference room located at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549, and the public reference facilities in the SEC's Northeast Regional Office, 7 World Trade Center, New York, New York 10048; and its Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 2400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates by writing to the SEC's Public Reference Section, 450 Fifth Street, NW, Washington, D.C. 20549, upon payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for more information on the operation of its Public Reference Rooms. The SEC also maintains a website that contains reports, proxy and information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. This website can be accessed at http://www.sec.gov.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide for the indemnification of officers and directors to the fullest extent possible under Nevada law against expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Company. We are also granted the power, to the maximum extent and in the manner permitted by Nevada Revised Statutes, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any lawsuits arising by reason of the fact that such person is or was an agent of the Company.

Our Certificate of Incorporation limits or eliminates the personal liability of officers and directors for damages resulting from breaches of their fiduciary duty for acts or omissions except for damages resulting from acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the inappropriate payment of dividends in violation of Nevada Revised Statutes.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation which is not the case with our articles of incorporation. Excepted from that immunity are:

(1) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)  a transaction from which the director derived an improper  personal profit;
     and
(4)  willful misconduct.

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this our closed offering are denoted below. Please note that all amounts are estimates.

   Securities and Exchange Commission registration fee              -0-
   Printing and Engraving Expenses ...................              -0-
   Transfer Agent Fees ...............................          $ 5,000
   Accounting fees and Expenses ......................          $ 7,500
   Legal fees and Expenses ...........................          $10,000
   Miscellaneous .....................................          $ 3,000
                                                                -------
   Total .............................................          $25,500
                                                                =======

We will pay all the expenses listed above.

                     RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, the Registrant sold securities which were not registered under the Securities Act as follows:

                                                             Number of Shares
Shareholder                     Date of Issuance             Of Common Stock (1)          Consideration Paid
-----------                     ----------------             -----------------            ------------------
Trevor Newton                   February 5, 1999             2,422,400                    $  6,056.00
Mary Martin                     February 5, 1999             1,464,07                     $  3,660.18
Fred Coombes                    February 5, 1999             732,000                      $  1,830.75
John Tarves                     February 5, 1999             25,000                       $       62.50
New Horizons LP                 March 19, 1999               900,000                      $225,000.00
Thomas E. Boccieri              June 24, 1999                10,000                       $  2,500.00  (2)
Neil Davey                      February 2000                300,000                      $         0  (3)

--------

1 Reflects a recapitalization whereby, pursuant to an amendment to the Company's Certificate of Incorporation authorized on November 18, 1999 the par value of the Company's common stock was changed from no par value to $0.01 par value, and the Company's total authorized shares of common Stock was increased from 25,000 shares to 25,000,000 shares.


2 Mr. Boccieri, the Registrant's prior counsel in connection with the offering herein, agreed to accept these shares in lieu of $2,500 of his legal fee. 3 These shares were issued in consideration of the purchase by the Registrant of a permission-based database of 15,000 individual profiles, along with two domain names. As of the date of this Prospectus, the shares remain unissued.

3 These shares were issued in consideration of the purchase by the Registrant of a permission-based database of 15,000 individual profiles, along with two domain names. As of the date of this Prospectus, the shares remain unissued.

     The foregoing transactions were exempt from the registration provisions of the Securities Act of 1933, as amended, by reason of Section 4(2) thereof as constituting private transactions not involving a public offering. A restricted legend has been placed on all shares issued in these transactions and the registrant's transfer agent will be given the appropriate estop transfer instructions. The offers and sales should not be integrated with the public offering herein since such sales and those sales to be made to the public (a) are not part of a single plan of financing;
     (b) have not and will not be made at or about the same time; and (c) have not and will not be made for the same general purpose. Furthermore, said sales should not be integrated in reliance upon the safe harbor interpretation of Rule 152 under which it is the view of the staff of the U.S. Securities and Exchange Commission that the filing of a registration statement following an offering otherwise exempt under Section 4(2) does not vitiate the exemption under that Section.





                                    EXHIBITS

Exhibit No.   Description

3.1           Certificate of Incorporation of Registrant.*
3.2 Registrant's Certificate of Amendment of Registrant's Certificate of Incorporation.*
3.3           By-Laws of Registrant.*
4.1           Specimen common stock Certificate.*
4.2           Specimen of Class A redeemable common stock purchase Warrant.*
4.3           Specimen of Class B redeemable common stock purchase Warrant.*
4.4           Specimen of Class C redeemable common stock purchase Warrant.*
5.1           Opinion of James C. Jones, Esq.*
10.1          Form of Escrow Agreement.*
10.2          Lease with SGS Enterprises.*
10.3          Internet Business Service Agreement with BCTEL.*
10.4          Distributor Agreement with COMTEX*
10.5          Stock Option Plan **
23.1          Consent of James C. Jones, Esq.*
23.2          Consent of Moss Adams LLP.
27.1          Financial Data Schedule

* Previously filed as exhibits to the Registration Statement on Form SB-2 filed with the SEC on August 1999.

** Previously filed as an exhibit to the Schedule 13D which was filed with the SEC on September 12, 2000.

                                  UNDERTAKINGS

The undersigned registrant hereby undertakes:

(A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

     (1) include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

     (2) reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

     (3) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

(B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)  To remove from  registration by means of a post-effective  amendment any of
     the  securities  being  registered   hereby  which  remain  unsold  at  the
     termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Date Amendment to Form SB-2 and authorized this amendment to the Registrant's Registration Statement to be signed on its behalf by the undersigned, in the city of Abbotsford, B.C. Canada, on September 20, 2000.

                        STRATABASE.COM

Date:   September 20, 2000    By ___________________________________
                              Trevor Newton
                              Chairman, President, Chief Executive Officer,
                              Secretary and Treasurer


Date:   September 20, 2000    By ___________________________________
                              Fred Coombes
                              Vice President of Corporate Development


In accordance with the requirements of the Securities Act of 1933, this amendment to the registrant's registration statement has been signed by the following persons in the capacities and on the dates stated


___________________    Chairman,   President,          Dated: September 20, 2000
Trevor Newton          Chief  Executive  Officer,
                       Secretary, Treasurer and Director





___________________    Vice President of Corporate     Dated: September 20, 2000
Fred Coombes           Development and Director



___________________    Director                        Dated: September 20, 2000
John Tarves

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Trevor Newton, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all post-effective date amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



___________________    Vice President of Corporate     Dated: September __, 2000
Fred Coombes           Development and Director



___________________    Director                        Dated: September __, 2000
John Tarves